UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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EverQuote, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2019

Dear EverQuote Stockholder:

I am pleased to invite you to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of EverQuote, Inc. (“EverQuote”) to be held on Tuesday, June 11, 2019 at 10:00 a.m., Eastern Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2019 Annual Meeting of Stockholders and Proxy Statement.

Pursuant to rules of the Securities and Exchange Commission, we are also posting the proxy materials on the internet. On or about April 30, 2019, we will begin mailing to our stockholders the Proxy Statement for the Annual Meeting and our Annual Report on Form 10-K for the year ended December 31, 2018.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the internet, in person, by telephone, or by completing and returning the enclosed proxy card in the envelope provided. Voting over the internet, by telephone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions in this Proxy Statement or on the proxy card regarding your voting options.

We look forward to seeing you at our Annual Meeting.

Sincerely,

Seth Birnbaum

President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the Annual Meeting, whether or not you plan to attend the Annual Meeting, please vote your shares as promptly as possible by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage needs to be affixed if mailed in the United States), or by using one of the voting methods set forth in the attached Proxy Statement. Your participation will help to ensure the presence of a quorum at the Annual Meeting and save EverQuote the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors, unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the internet). For your vote to be counted, you will need to communicate your voting decision in accordance with the instructions set forth in the proxy materials. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy in accordance with the instructions set forth in the proxy materials or voting your shares in person.

EVERQUOTE, INC.

210 Broadway

Cambridge, MA 02139

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that EverQuote, Inc. will hold its 2019 Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, June 11, 2019 at 10:00 a.m., Eastern Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, for the following purposes:

•

To elect eight directors, David Blundin, Sanju Bansal, Seth Birnbaum, Paul Deninger, John Lunny, George Neble, John Shields and Mira Wilczek, to hold office until our 2020 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

Only holders of record of our Class A common stock and Class B common stock at the close of business on April 23, 2019 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the enclosed proxy statement (the “Proxy Statement”). If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the Record Date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership as of the Record Date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process. For instructions on how to vote your shares, please refer to the instructions in the section titled “Voting” beginning on page 2 of the attached Proxy Statement or your enclosed proxy card.

By Order of our Board of Directors,

David Mason

General Counsel

Cambridge, MA

April 30, 2019

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

TUESDAY, JUNE 11, 2019

GENERAL INFORMATION

Our board of directors solicits your proxy on our behalf for the 2019 Annual Meeting of Stockholders (the “Annual Meeting”), and at any postponement or adjournment of the Annual Meeting, for the purposes set forth in this Proxy Statement. The Annual Meeting will be held at 10:00 a.m., Eastern Time, on Tuesday, June 11, 2019 at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109. We intend to mail this Proxy Statement to stockholders of record and to make this Proxy Statement and accompanying materials available on the internet on or about April 30, 2019.

In this Proxy Statement the terms “EverQuote,” “the company,” “we,” “us,” and “our” refer to EverQuote, Inc. The mailing address of our principal executive offices is EverQuote, Inc., 210 Broadway, Cambridge, MA 02139. All website addresses set forth in this Proxy Statement are for information only and are not intended to be an active link or to incorporate any website information into this document.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We may remain an emerging growth company until December 31, 2023, provided that, if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time or if we have annual gross revenues of $1.07 billion or more in any fiscal year, we would cease to be an emerging growth company as of December 31 of that year.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 11, 2019	This Proxy Statement, the Notice of Meeting, directions to the Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “Annual Report”) are available on the internet, free of charge, at investors.everquote.com. On this website, you will be able to access this Proxy Statement, our Annual Report and any amendments or supplements to the foregoing materials that are required to be furnished to stockholders.

Record Date	April 23, 2019.

Quorum	A majority of the voting power of all issued and outstanding shares of our Class A common stock and Class B common stock (voting together as a single class) entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	10,146,309 shares of Class A common stock and 15,345,791 shares of Class B common stock outstanding as of the Record Date.

Voting	There are four ways a stockholder of record can vote:

(1)   By Internet: If you are a stockholder as of the Record Date, you may vote over the internet by going to www.proxyvote.com and following the on-screen instructions. Please have your proxy card available when you access the web page.

(2)   By Telephone: If you are a stockholder as of the Record Date, you may vote by telephone by calling toll-free 1-800-690-6903 in the U.S. or Canada and following the recorded instructions. Please have your proxy card available when you call.

(3)   By Mail: If you are a stockholder as of the Record Date, complete and mail the enclosed proxy card in the enclosed postage-prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our board of directors. Your proxy card must be mailed by the date shown on the proxy card to be counted.

(4)   In Person: If you are a stockholder as of the Record Date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy in accordance with the process outlined below and voting in person.

In order to be counted, proxies submitted by telephone or internet must be received by 11:59 p.m., Eastern Time, on June 10, 2019. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or internet before the cutoff time (11:59 p.m., Eastern Time, on June 10, 2019). Your latest telephone or internet proxy is the one that will be counted. If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Voting Rights	Holders of our Class A common stock are entitled to one vote per share of Class A common stock held on the Record Date in respect of any proposal presented at the Annual Meeting. Holders of our Class B common stock are entitled to ten votes per share of Class B common stock held on the Record Date in respect of any proposal presented at the Annual Meeting.

Votes Required to Adopt Proposals	For Proposal One, the election of directors, the nominees receiving the highest number of votes properly cast FOR election, or a “plurality” of the votes properly cast, will be elected as directors.

For Proposal Two, a majority of the votes properly cast FOR the proposal is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Effect of Abstentions and Broker Non-Votes	Votes withheld from any nominee, abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner on all matters and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of PricewaterhouseCoopers LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote FOR the election of the nominees for directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and final results in an amendment to the Form 8-K after they become available.

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Householding	Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2018, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Investor Relations at EverQuote, Inc., 210 Broadway, Cambridge, MA 02139 or email us at investors@everquote.com or call us at (855) 522-3444. If you want to receive separate copies of the Proxy Statement or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or email or telephone number.

PROPOSAL ONE

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our board of directors currently consists of eight members, elected each year at the annual meeting of stockholders for a term of one year. The terms of our current directors expire at the Annual Meeting. Directors are elected to hold office for a one-year term or until the election and qualification of their successors in office, subject to their earlier death, resignation or removal.

Under the terms of a voting agreement, which we refer to as the Link voting agreement, each of Seth Birnbaum, Tomas Revesz and one other employee stockholder has agreed to vote on all matters presented to our stockholders all voting capital stock held by him in the manner directed by Link Ventures, LLLP. The Link voting agreement is the only agreement containing contractual obligations regarding the election of our directors. The Link voting agreement will continue in full force and effect until terminated by written consent of Link Ventures, LLLP in its sole discretion.

Nominees

Our board of directors has nominated David Blundin, Sanju Bansal, Seth Birnbaum, Paul Deninger, John Lunny, George Neble, John Shields and Mira Wilczek for election as directors to hold office until our 2020 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier death, resignation or removal. Each of the nominees is a current member of our board of directors and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the members of our board of directors. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our board of directors.

Our board of directors may fill such vacancy at a later date or reduce the size of our board of directors. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of our Board of Directors

The board of directors recommends that you vote “FOR” the election of each of David Blundin, Sanju Bansal, Seth Birnbaum, Paul Deninger, John Lunny, George Neble, John Shields and Mira Wilczek as directors.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Board of Directors

The biographies of each of the director nominees and continuing directors below contain information regarding each such person’s service as a director on our board of directors, business experience and other experiences, qualifications, attributes or skills that caused our board of directors to determine that the person should serve as a director of the company. In addition to the information presented below regarding each such person’s specific experience, qualifications, attributes and skills that led our board of directors to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board of directors, including a commitment to understanding our business and industry. We also value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Below is information regarding our director nominees and directors whose terms are continuing after the Annual Meeting.

Name	Age	EverQuote Director Since	Independent	Committee Membership
David Blundin	52	2008	No	—
Sanju Bansal	53	2014	Yes	Audit Committee
Seth Birnbaum	45	2010	No	—
Paul Deninger	60	2019	Yes	Audit Committee
John Lunny	53	2014	Yes	—
George Neble	62	2018	Yes	Audit Committee
John Shields	66	2018	Yes	Audit Committee
Mira Wilczek	37	2017	No	—

Nominees for Election

David Blundin, one of our co-founders, has served as chairman of our board of directors since August 2008. Mr. Blundin is the founder of Link Ventures, where he has served as managing partner since January 2006. He is also the co-founder of Vestigo Ventures LLC, a venture capital firm, where he has served as managing partner since January 2016. Previously, Mr. Blundin was the chairman of Autotegrity, Inc., a data analytics and online marketing company that he co-founded, from 2008 until its sale to ADP in 2011, and chief technologist at Vignette Corporation, a content management and delivery company, from 2000 to 2002. Prior to Vignette, he co-founded DataSage, Inc., a software company, and served as its chief executive officer and chairman from 1996 to 2000. Mr. Blundin holds an S.B. degree in computer science from the Massachusetts Institute of Technology. We believe that Mr. Blundin is qualified to serve on our board of directors because of his extensive experience as a director of technology companies and deep knowledge of our company.

Sanju Bansal has served as a member of our board of directors since May 2014. Mr. Bansal has served as chief executive officer of Hunch Analytics, LLC, a data analytics company that he founded, since November 2013. Previously, Mr. Bansal served in various executive leadership positions and as a director of MicroStrategy Incorporated, a worldwide provider of business intelligence software, including as executive vice president from 1993 to 2013 and chief operating officer from 1993 to 2012. Mr. Bansal also served as a member of MicroStrategy’s board of directors from 1993 to 2013, including as vice chairman from November 2000 to November 2013. Mr. Bansal has served as a director of CSRA Inc., an information technology services company specializing in national security, since November 2015. Mr. Bansal served as a director of The Advisory Board Company from 2009 until the company’s sale in November 2017. Mr. Bansal holds an S.B. degree in electrical engineering from the Massachusetts Institute of Technology and an M.S. degree in computer science from The

Johns Hopkins University. We believe that Mr. Bansal is qualified to serve on our board of directors because of his deep background in consulting and information and systems technology, his leadership experience as a senior executive of a public company, his corporate governance experience from serving as a member of public company boards of directors, and his extensive knowledge of relevant technologies.

Seth Birnbaum, one of our co-founders, has served as our president, chief executive officer and a member of our board of directors since September 2010. Previously, Mr. Birnbaum co-founded Digital Guardian, Inc., a data security company, in 2003, where he served as a member of the board of directors and as chief executive officer until October 2010. In 1996, he co-founded NeoGenesis Pharmaceuticals, Inc., where he served as vice president of systems engineering until 2003. Mr. Birnbaum holds an S.B. degree in mechanical engineering from the Massachusetts Institute of Technology. We believe that Mr. Birnbaum is qualified to serve on our board of directors due to his experience in leading emerging technology companies, his extensive knowledge of our company and the industry in which we compete, and his vision and leadership as a co-founder and as our president and chief executive officer.

Paul Deninger has served as a member of our board of directors since April 2019. Mr. Deninger has been a senior advisor with Evercore, an investment banking advisory firm, since June 2016. He joined Evercore as a senior managing director in 2011 and was previously a vice chairman at Jefferies, a global securities and investment banking firm, since 2003. Prior to Jefferies, Mr. Deninger served as chairman and chief executive officer of Broadview, a technology investment banking firm he joined in 1987, from 1996 until its acquisition by Jefferies in 2003. Mr. Deninger also serves as a director of Iron Mountain, a publicly held provider of document storage and information management solutions, and Resideo Technologies Inc., a publicly held provider of residential comfort and security products and services. Mr. Deninger holds a B.S. degree from Boston College and an M.B.A. degree from Harvard Business School. We believe that Mr. Deninger is qualified to serve on our board of directors due to his deep knowledge of capital markets, merger and acquisition strategies and technology services businesses as well as his extensive management experience. Mr. Deninger was identified as a director candidate by one of our investors.

John Lunny has served as a member of our board of directors since June 2014. Mr. Lunny co-founded Vestmark, Inc., a wealth-management SaaS technology company, and has served as its chief executive officer since 2008 and served as its president and chief operating officer from 2003 to 2008. Prior to co-founding Vestmark, Mr. Lunny co-founded DataSage, Inc., an enterprise data analytics software company, and served as its vice president of engineering from 1996 to 2001 leading to its acquisition by Vignette Corporation. Following the acquisition, Mr. Lunny served as senior director of engineering at Vignette Corporation from 2001 to 2003. Mr. Lunny holds an S.B. degree in electrical engineering and an S.B. degree in computer science from the Massachusetts Institute of Technology. We believe that Mr. Lunny is qualified to serve on our board of directors because of his experience as an executive in the technology industry.

George Neble has served as a member of our board of directors since May 2018. Since July 2017, Mr. Neble has served as a business consultant. From 2012 to June 2017, Mr. Neble served as managing partner of the Boston office of Ernst & Young LLP, an accounting firm. Prior to that, Mr. Neble was a senior assurance partner at Ernst & Young from 2002 to 2012. Mr. Neble is a certified public accountant. He holds a B.S. degree in accounting from Boston College. We believe that Mr. Neble is qualified to serve on our board of directors because of his financial expertise and his experience in public accounting.

John Shields has served as a member of our board of directors since May 2018. Since October 2016, Mr. Shields has served as managing director, head of risk and regulatory compliance at CFGI, LLC, a financial consulting firm. He has served as the president of Advisor Guidance, Inc., a business consulting firm, since 2010. Mr. Shields has served as a trustee of Domini Investment Trust, a registered investment company, since 2004 and as a consultant in the financial services industry since 2002. From January 2014 to October 2016, he served as director, head of investment management consulting at Navigant Consulting, Inc. From 1998 to 2002, he served as chief executive officer of Citizens Advisers, Inc., an investment management company. Mr. Shields is a certified public accountant (inactive). He holds a B.S. degree in accounting from Saint Peter’s University. We believe that Mr. Shields is qualified to serve on our board of directors because of his financial and accounting expertise.

Mira Wilczek has served as a member of our board of directors since February 2017. Ms. Wilczek has been a senior partner at Link Ventures, a venture capital firm, since June 2015. She has served as president and chief executive officer of Cogo Labs, Inc., a startup incubator, since October 2016 and was entrepreneur in residence at Cogo Labs from December 2013 until February 2017. Prior to joining Link, Mira founded Red Panda Security, a research consultancy specializing in mobile behavioral analytics, and served as its chief executive officer from 2012 to 2013. From 2009 to 2012, she served as director of business development at Lyric Semiconductor, a fabless semiconductor company. Ms. Wilczek holds an S.B. degree in electrical engineering and computer science and an M.B.A. degree from the Massachusetts Institute of Technology. We believe that Ms. Wilczek is qualified to serve on our board of directors because of her investment and operations experience in the technology industry.

Executive Officers

The following table sets forth information regarding our executive officers as of April 30, 2019:

Name	Age	Position(s)
Seth Birnbaum	45	President and Chief Executive Officer, Director
Tomas Revesz	45	Chief Technology Officer
John Wagner	45	Chief Financial Officer and Treasurer
Jayme Mendal	33	Chief Operating Officer
David Mason	43	General Counsel and Secretary
Eugene Suzuki	44	Chief Information Officer
Darryl Auguste	31	Senior Vice President of Analytics and Online Marketing
Shimrit Markette	35	Senior Vice President of People Operations

The biography of Mr. Birnbaum can be found under “—Nominees for Election.”

Tomas Revesz, one of our co-founders, has served as our chief technology officer since September 2010. Previously, Mr. Revesz co-founded Digital Guardian, Inc., a data security company, in 2003, where he served as executive vice president of global services until September 2010. Prior to that, he served as vice president of information systems at NeoGenesis Pharmaceuticals, Inc. from 1998 to 2003. Mr. Revesz studied electrical engineering and management science at the Massachusetts Institute of Technology.

John Wagner has served as our chief financial officer and treasurer since April 2014. Previously, Mr. Wagner served as chief financial officer of NuoDB, Inc., a database company, from 2012 to 2014. Prior to that, Mr. Wagner served as the vice president of finance at Carbonite, Inc., an online backup company, from 2011 to 2012, as corporate controller at Constant Contact, Inc. an email marketing company, from 2006 to 2011 and as vice president of finance and chief financial officer at Salesnet, Inc., a sales software company, from 2003 to 2006. Mr. Wagner holds a B.B.A. degree in accounting from the University of Massachusetts, Amherst and an M.B.A. degree from Boston University. He is also a licensed Certified Public Accountant in Massachusetts.

Jayme Mendal has served as our chief operating officer since February 2019. Previously, Mr. Mendal served as our chief revenue officer since September 2017. Mr. Mendal previously served as the vice president of sales and marketing at PowerAdvocate, Inc., an energy intelligence company, from May 2017 to September 2017. Prior to that, Mr. Mendal served in multiple positions at PowerAdvocate, Inc., including manager of corporate strategy from August 2013 to August 2014, director of corporate strategy and marketing from August 2014 to December 2015 and senior director of sales and marketing from June 2015 to May 2017. From August 2007 to July 2010, he was a management consultant within the growth strategy division of Monitor Deloitte (formerly

Monitor Group). Mr. Mendal holds a B.S. degree in finance and economics from Washington University in St. Louis and an M.B.A. degree from Harvard Business School.

David Mason has served as our general counsel and secretary since February 2014. Previously, Mr. Mason served as deputy general counsel at KAYAK Software Corporation, a leading travel metasearch site, from October 2011 to January 2014. From October 2006 to October 2011, he was an associate in the mergers, acquisitions and securities group at Bingham McCutchen, LLP (now Morgan, Lewis & Bockius LLP). Mr. Mason has also served as an adjunct professor at Boston College Law School since 2006. He holds a B.B.A. degree from the University of Massachusetts, Amherst and a J.D. degree from Boston College Law School.

Eugene Suzuki has served as our chief information officer since November 2015 and previously served as our vice president of technology operations beginning in January 2012. Previously, Mr. Suzuki was the vice president of technology solutions at Digital Guardian, Inc. from 2005 to 2011. Mr. Suzuki holds a B.S. degree in Electrical and Computer Engineering from the Worcester Polytechnic Institute. Mr. Suzuki is also a Certified Information Systems Security Professional.

Darryl Auguste has served as our senior vice president of analytics and online marketing since December 2014 and previously served as our vice president, consumer analytics beginning in February 2013. From 2011 to 2012, Mr. Auguste worked at Cogo Labs, Inc., a startup incubator, ultimately serving as director of analytics, email marketing. Mr. Auguste holds a B.A. degree in economics and mathematics from Yale University.

Shimrit Markette has served as our senior vice president of people operations since March 2018. She served as vice president of talent acquisition and development and vice president of people operations from July 2015 to November 2017 and director of talent acquisition from January 2014 to June 2015. Prior to joining EverQuote, Ms. Markette was the assistant director of career services at Tufts University from July 2011 to January 2014. Ms. Markette holds a B.A. degree in history from Middlebury College and a master of education from the Harvard University Graduate School of Education.

Director Independence

Under the rules of the Nasdaq Stock Market, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of its initial public offering. In addition, the rules of the Nasdaq Stock Market require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent and that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the independent directors or by a nominations committee comprised solely of independent directors. Under the rules of the Nasdaq Stock Market, a director will only qualify as “independent” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that such person is “independent” as defined under Nasdaq Stock Market and SEC rules.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

We are a “controlled company” as that term is set forth in Nasdaq Stock Market rules. Under Nasdaq Stock Market rules, as a “controlled company,” we are exempt from certain corporate governance requirements, including: (1) the requirement that a majority of our board of directors consist of independent directors, (2) the requirement that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the independent directors or by a nominations committee comprised solely of independent directors, and (3) the requirement that we have a compensation committee composed entirely of independent directors with a written charter specifying, among other things, the scope of the committee’s responsibilities. We currently avail ourselves of certain of these exemptions and, for so long as we are a “controlled company,” we will maintain the option to utilize from time to time some or all of these exemptions. In accordance with these exemptions, we do not have a compensation committee or nominations committee, and director nominees are not selected or recommended for the board’s selection by independent directors constituting a majority of the independent directors. Even as a “controlled company,” we must comply with the rules applicable to audit committees set forth in the Nasdaq Stock Market rules.

At least annually, our board of directors will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, our board of directors will make an annual determination of whether each director is independent within the meaning of the independence standards of the Nasdaq Stock Market rules, the Securities and Exchange Commission (“SEC”) and of our audit committee.

In April 2019 our board of directors determined that each of Messrs. Bansal, Deninger, Lunny, Neble and Shields is “independent” as defined under the rules of the Nasdaq Stock Market. Our board of directors also has determined that Messrs. Bansal, Neble and Shields, who comprise our audit committee, satisfy the independence standards for the committee established by the SEC and the rules of the Nasdaq Stock Market, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director and any institutional stockholder with which he or she is affiliated.

Board Leadership Structure

Our corporate governance guidelines provide that the roles of chairman of the board and chief executive officer may be separated or combined. Our board of directors has considered its leadership structure and determined that, at this time, the roles of chairman of the board of directors and chief executive officer should be separate. Separating the chairman and the chief executive officer positions allows our chief executive officer, Mr. Birnbaum, to focus on running the business, while allowing the chairman of our board of directors, Mr. Blundin, to lead the board in its fundamental role of providing advice to and oversight of management. Mr. Blundin has been an integral part of the leadership of our company and our board of directors since August 2008, and his strategic vision has guided our growth and performance. Our board of directors believes that Mr. Blundin is best situated to focus the board of director’s attention and efforts on critical matters. Mr. Birnbaum has served as our president and chief executive officer and as a director since September 2010. Our board of directors believes that the board’s leadership structure is appropriate because it strikes an effective balance between independent oversight and management participation in the board process.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on the corporate governance section of our website, www.everquote.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq Stock Market rules concerning any amendments to, or waivers from, any provision of the code.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. The guidelines provide, among other things, that:

•	our board of directors’ principal responsibility is to oversee the management of the company;

•	the independent directors will meet in executive session at least semi-annually;

•	directors have full and free access to management and, as necessary, independent advisors; and

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis.

A copy of the corporate governance guidelines is posted under the heading “Corporate Governance–Governance Documents” on the Investors section of our website, which is located at investors.everquote.com.

Board Meetings

Our board of directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring its approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. Our board of directors held nine meetings (including regularly scheduled and special meetings) during the fiscal year ended December 31, 2018.

During 2018, each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by the audit committee of our board of directors during any periods in which he or she served. Our board of directors periodically holds executive sessions of the independent directors. Executive sessions do not include employee directors or directors who do not qualify as independent under the Nasdaq Stock Market and SEC rules.

Annual Meeting Attendance

It is our policy that members of our board of directors are encouraged to attend annual meetings of our stockholders.

Committees

Our amended and restated bylaws provide that our board of directors may delegate responsibility to committees. Our board of directors has established an audit committee, which operates under a charter approved by our board of directors. The audit committee charter is available under the heading “Corporate Governance–Governance Documents” on the Investors section of our website, which is located at investors.everquote.com.

Audit Committee

Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating our board of directors’ oversight of our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

The members of our audit committee are Messrs. Bansal, Deninger, Neble and Shields. Mr. Neble is the chair of our audit committee. Our board of directors has determined that Mr. Neble is an “audit committee financial expert” as defined by applicable SEC rules.

Our audit committee held three meetings during the fiscal year ended December 31, 2018. Our audit committee operates under a written charter adopted by our board of directors, a current copy of which is available under the heading “Corporate Governance–Governance Documents” on the Investors section of our website, which is located at investors.everquote.com.

Compensation Consultants

Our board may retain or obtain the advice of one or more compensation consultants. Our board engaged Compensia, Inc. as its independent compensation consultant, to provide comparative data on executive compensation practices in our industry, to assist our board in developing an appropriate list of peer companies, and to advise on our executive compensation program for 2018 and 2019 generally. Our board also engaged Compensia, Inc. for recommendations and review of non-employee director compensation in 2018 and 2019.

Although our board considers the advice and recommendations of independent compensation consultants as to our executive compensation program, our board ultimately makes its own decisions about these matters. In the future, we expect that our board will continue to engage independent compensation consultants to provide additional guidance on our executive compensation programs and to conduct further competitive benchmarking against a peer group of publicly traded companies.

Our board will review information regarding the independence and potential conflicts of interest of any compensation consultant it may engage, taking into account, among other things, the factors set forth in the Nasdaq Stock Market rules. With respect to services provided in 2018, our board did not identify any matters that would create any conflict of interest regarding the engagement of Compensia, Inc.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or a committee of our board of directors.

Board Processes

Oversight of Risk

Our board of directors oversees our risk management processes directly and through its audit committee. Our management is responsible for risk management on a day-to-day basis. The role of our board of directors and its audit committee is to oversee the risk management activities of our management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our board of directors oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks, and our audit committee oversees risk management activities related to financial controls and legal and compliance risks, including with respect to enterprise risk, fraud and cybersecurity. The audit committee reports to the full board of directors on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, because risk issues often overlap, the committee from time to time requests that the full board of directors discuss particular risks.

Director Nomination Process

Our board of directors is responsible for selecting its own members. The process followed by our board to identify and evaluate director candidates may include requests to members of our board of directors and others for recommendations, evaluation of the performance on our board of directors and its audit committee of any existing directors being considered for nomination, consideration of biographical information and background material relating to potential candidates and, particularly in the case of potential candidates who are not then serving on our board of directors, interviews of selected candidates by members of our board of directors.

Generally, our board identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as our board deems to be helpful to identify candidates. Once candidates have been identified, our board confirms that the candidates meet all of the minimum qualifications for director nominees established by our board.

Our board of directors may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that our board deems to be appropriate in the evaluation process. Our board then discusses and evaluates the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board of directors. Based on the results of the evaluation process, our board determines the persons to be nominated for election as directors. In considering whether to nominate any particular person for election as a director, our board applies the criteria set forth in our corporate governance guidelines described above under “Corporate Governance Guidelines.” Consistent with these criteria, our board expects every nominee to have the following attributes or characteristics, among others: integrity, honesty, adherence to high ethical standards, business acumen, good judgment and a commitment of service to our company, including a commitment to understand our business and industry. Our board considers the value of diversity when selecting nominees, and believes that our board of directors, taken as a whole, should embody a diverse set of skills, experiences and abilities. The board does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

All of the director nominees are currently members of our board of directors. The biographies of such director nominees under the heading “Nominees for Election” in this Proxy Statement indicate the experience, qualifications, attributes and skills of each of the director nominees that led our board of directors to conclude he or she should continue to serve as a director of our company. Our board of directors believes that each of the nominees has the individual attributes and characteristics required of a director of our company, and that the nominees as a group possess the skill sets and specific experience desired of our board of directors as a whole.

Stockholders may recommend individuals for consideration by our board of directors as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of capital stock owned by such stockholder or group of stockholders, to our Secretary at EverQuote, Inc., 210 Broadway, Cambridge, MA 02139. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our amended and restated bylaws and must be received by us no later than the date referenced below under the heading “Procedures for Submitting Stockholder Proposals.” Assuming that appropriate biographical and background material has been provided on a timely basis, our board will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our amended and restated bylaws to directly nominate director candidates, without any action or recommendation on the part of our board of directors, by following the procedures set forth below under the heading “Procedures for Submitting Stockholder Proposals.”

In evaluating proposed director candidates, our board may consider, in addition to the minimum qualifications and other criteria approved by it from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of our board of directors.

Stockholder Communications

Stockholders or other interested parties may contact our board of directors or one or more of our directors with issues or questions about EverQuote, by mailing correspondence to our General Counsel at 210 Broadway, Cambridge, MA 02139. Our legal team will review incoming communications directed to our board of directors and, if appropriate, will forward such communications to the appropriate member(s) of the board of directors or, if none is specified, to the chairman of our board of directors. For example, we will generally not forward a communication that is primarily commercial in nature, is improper or irrelevant, or is a request for general information about EverQuote.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy that applies to our executive officers. In addition, we believe that the equity compensation component of our executive compensation program assists in protecting against excessive or unnecessary risk taking by providing our executives with a strong link to our long-term performance, creating an ownership culture and helping to align the interests of our executives and our stockholders. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2019, and we are asking you and other stockholders to ratify this appointment. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2014.

Our audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, our board of directors determined to submit to stockholders for ratification the appointment of PricewaterhouseCoopers LLP. A majority of the votes properly cast is required in order to ratify the appointment of PricewaterhouseCoopers LLP. In the event that a majority of the votes properly cast do not ratify this appointment of PricewaterhouseCoopers LLP, we will review our future appointment of PricewaterhouseCoopers LLP.

Our audit committee’s charter, which was adopted in connection with our IPO in June 2018, contains a formal policy concerning approval of audit, audit-related and non-audit services to be provided to the company by its independent registered public accounting firm. The policy requires that all services to be provided by our independent registered public accounting firm including audit and audit-related services and permitted non-audit services, must be preapproved by our audit committee, provided that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. Our board of directors or our audit committee approved all audit, audit-related and non-audit services provided by PricewaterhouseCoopers LLP during fiscal years 2017 and 2018. We expect that a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Principal Accounting Fees and Services

The following table sets forth the aggregate professional fees billed or to be billed by PricewaterhouseCoopers LLP for audit, audit-related, tax and other services rendered for 2017 and 2018 (in thousands).

Fee Category	2017	2018
Audit Fees	$476	$550
Audit-Related Fees	$—	$806
Tax Fees	$38	$37

Total Fees	$514	$1,393

Audit Fees. Represents fees for professional services provided in connection with the audit of our annual consolidated financial statements and the reviews of our quarterly consolidated financial statements.

Audit-Related Fees. Represents fees for services provided in connection with the submission of our Registration Statement on Form S-1 in connection with our IPO.

Tax Fees. Represents fees for professional services provided for tax advice and planning.

Recommendation of our Board of Directors

The board of directors recommends that you vote “FOR” the ratification and appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Report of the Audit Committee of our Board of Directors

The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that EverQuote specifically incorporates this report or a portion of it by reference.

Our audit committee’s general role is to assist our board of directors in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

Our audit committee has reviewed the company’s consolidated financial statements for 2018 and met with management, as well as with representatives of PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm, to discuss the consolidated financial statements. Our audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board.

In addition, our audit committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our audit committee concerning independence, and discussed with members of PricewaterhouseCoopers LLP its independence.

Based on the foregoing communications, its review of the financial statements and other matters it deemed relevant, our audit committee recommended to our board of directors that the company’s audited consolidated financial statements for 2018 be included in the company’s Annual Report on Form 10-K for 2018.

Respectfully submitted by the members of the audit committee of the board of directors:

George Neble (Chair)

Sanju Bansal

John Shields

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to us regarding the beneficial ownership of our capital stock as of March 31, 2019, for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A common stock or Class B common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Applicable percentage ownership is based on 8,775,000 shares of Class A common stock and 16,664,183 shares of Class B common stock outstanding at March 31, 2019. The number of shares beneficially owned by each stockholder is determined under rules of the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Class A common stock and Class B common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days after March 31, 2019 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of all listed stockholders is c/o EverQuote, Inc., 210 Broadway, Cambridge, MA 02139. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares Beneficially Owned			%	% of Total Voting Power
	Class A		Class B
Name	Number	%	Number
5% Stockholders
Link Ventures, LLLP, directly or through the Link voting agreement(1)(2)	114,285	1.3	11,180,716	66.3	63.1
Entities and persons affiliated with Stratim Capital, LLC(3)	47,000	*	2,240,936	13.4	12.8
Entities and persons affiliated with Savano Capital Partners(4)	—	—	1,268,840	7.6	7.2
Named Executive Officers and Directors
Seth Birnbaum(5)	68,571	*	1,182,730	7.1	6.8
Tomas Revesz(6)	45,714	*	699,854	4.2	4.0
David Mason(7)	15,849	*	39,554	*	*
David Blundin(8)	114,285	1.30	11,973,096	71.0	67.5
Sanju Bansal(9)	—	—	407,304	2.4	2.3
Paul Deninger(10)	—	—	—	—	—
John Lunny(11)	—	—	20,000	*	*
George Neble	4,000	*	—	—	*
John Shields	56,472	*	—	—	*
Mira Wilczek(12)	38,000	—	792,380	4.8	4.6
All executive officers and directors as a group (15 persons)(13)	406,679	4.6	15,653,720	88.6	84.6

*	Less than 1%.
(1)

Consists of (i) 114,285 shares of Class A common stock held by other stockholders who are parties to the Link voting agreement, as indicated in footnote 2 below, (ii) 6,440,888 shares of Class B common stock held by Link Ventures Investment Vehicle II, LLC, (iii) 3,369,560 shares of Class B common stock held by Link Ventures, LLLP and (iv) 1,370,268 shares of Class B common stock held by other stockholders who are parties to the Link voting agreement, as indicated in footnote 2 below. David Blundin is the managing member of Link Ventures Investment Vehicle II, LLC. David Blundin is also the managing member of Link Management, LLC, which is the general partner of Link Ventures, LLLP. As a result of holding these positions, David Blundin may be deemed to hold voting and dispositive power with respect to the shares held by Link Ventures Investment Vehicle II, LLC, Link Ventures, LLLP and the parties to the Link voting agreement. Each of the Link Ventures entities and persons mentioned in this footnote disclaims beneficial ownership of the shares, except for those shares held of record by such entity, and except to the extent of their pecuniary interest therein. The address of the entities and persons mentioned in this footnote is One Kendall Square, Building 200 – Suite B2106, Cambridge, Massachusetts 02139.
(2)

Pursuant to the Link voting agreement, David Blundin and John Giordano, or either of them, or their designees, hold an irrevocable proxy over shares of Class A common stock and Class B common stock held by stockholders who are party to the agreement, including certain of our executive officers as indicated in the footnotes below, and such parties to the Link voting agreement have agreed to vote all shares held by him in the manner directed by Link Ventures, LLLP.

(3)

Consists of (i) 1,613,168 shares of Class B common stock held by Stratim Capital Growth Fund II, LLC, (ii) 403,288 shares of Class B common stock held by Stratim Newbury Fund, LLC, (iii) 197,256 shares of Class B common stock held by Stratim Cloud Fund, LP, (iv) 13,784 shares of Class B common stock held by Stratim Capital LLC, (v) 47,000 shares of Class A common stock held by Zachary Abrams, and (vi) 13,440 shares of Class B common stock held by Zachary Abrams. Zachary Abrams is the managing partner of Stratim Capital, LLC, which is the manager of SCGF, LLC, which is the manager of Stratim Capital Growth Fund II, LLC and the manager of Stratim Newbury Fund, LLC. Zachary Abrams, as the managing partner of Stratim Capital, LLC, may be deemed to share voting and dispositive power with respect to the shares held by Stratim Capital Growth Fund II, LLC and Stratim Newbury Fund, LLC. Each of the Stratim Capital entities and persons mentioned in this footnote disclaims beneficial ownership of the shares, except for those shares held of record by such entity, and except to the extent of their pecuniary interest therein. The address of the entities and persons mentioned in this footnote is 333 Bush Street, Suite 2250, San Francisco, CA 94104.

(4)

Consists of (i) 1,011,696 shares of Class B common stock held by Savano Capital Partners II, L.P., and (ii) 257,144 shares of Class B common stock held by Savano-EverQuote LLC. Thomas Smith and Gustav H. Koven are the members of the board of managers of Savano Partners Flow-Through II, LLC, which is the managing member of Savano Direct GP II, LLC, which is the general partner of Savano Capital Partners II, L.P. Thomas Smith, Bion Ludwig and Gustav H. Koven are managing members of Savano-SPV Manager LLC, which is the managing member of Savano-EverQuote LLC. As a result of holding these positions, Thomas Smith, Bion Ludwig and Gustav H. Koven may be deemed to hold voting and dispositive power with respect to the shares held by Savano Capital Partners II, L.P. and Savano-EverQuote LLC. Each of the Savano entities and persons mentioned in this footnote disclaims beneficial ownership of the shares, except for those shares held of record by such entity, and except to the extent of their pecuniary interest therein. The address of the entities and persons mentioned in this footnote is 6 E. Eager Street, Suite 4A, Baltimore, Maryland 21202.

(5)

Consists of (i) 68,571 shares of Class A common stock, (ii) 287,904 shares of Class B common stock, (iii) 102,446 shares of Class B common stock subject to options exercisable within 60 days following March 31, 2019, and (iv) 792,380 shares of Class B common stock held by Cogo Labs, Inc., with respect to which Cogo Labs, Inc. has empowered Mr. Birnbaum and Mira Wilczek, acting together and not individually, to exercise investment power, which may be revoked by Cogo Labs, Inc. at any time. The shares and stock options directly held by Mr. Birnbaum are subject to the Link voting agreement.

(6)

Consists of (i) 45,714 shares of Class A common stock, (ii) 606,520 shares of Class B common stock and (iii) 93,334 shares of Class B common stock subject to options exercisable within 60 days following March 31, 2019. All such shares and stock options are subject to the Link voting agreement.

(7)

Consists of (i) 10,724 shares of Class A common stock, (ii) 39,554 shares of Class B common stock subject to options exercisable within 60 days following March 31, 2019 and (iii) 5,125 shares of Class A common stock issuable pursuant to restricted stock units vesting within 60 days following March 31, 2019.

(8)

Consists of (i) 6,440,888 shares of Class B common stock held by Link Ventures Investment Vehicle II, LLC, (ii) 3,369,560 shares of Class B common stock held by Link Ventures, LLLP, (iii) 114,285 shares of Class A common stock held by other stockholders who are parties to the Link voting agreement, as indicated in footnote 2 above, (iv) 1,370,268 shares of Class B common stock held by other stockholders who are parties to the Link voting agreement, as indicated in footnote 2 above, and (v) 792,380 shares of Class B common stock held by Cogo Labs, Inc., with respect to which Cogo Labs, Inc. has empowered Seth Birnbaum and Mira Wilczek, acting together and not individually, to exercise investment power, which may be revoked by Cogo Labs, Inc. at any time. Mr. Blundin is the controlling stockholder of Cogo Labs, Inc. and thus may be deemed to share dispositive power with respect to the shares held by Cogo Labs, Inc. David Blundin is the managing member of Link Ventures Investment Vehicle II, LLC. David Blundin is also the managing member of Link Management, LLC, which is the general partner of Link Ventures, LLLP. As a result of holding these positions, David Blundin may be deemed to hold voting and dispositive power with respect to the shares held by Link Ventures Investment Vehicle II, LLC, Link Ventures, LLLP and the parties to the Link voting agreement.

(9)	Consists of (i) 387,304 shares of Class B common stock and (ii) 20,000 shares of Class B common stock subject to options exercisable within 60 days following March 31, 2019.
(10)	Mr. Deninger joined our board of directors in April 2019.
(11)	Consists of shares of Class B common stock subject to options exercisable within 60 days following March 31, 2019.
(12)

Consists of (i) 38,000 shares of Class A common stock subject to options exercisable within 60 days following March 31, 2019, and (ii) 792,380 shares of Class B common stock held by Cogo Labs, Inc., with respect to which Cogo Labs, Inc. has empowered Ms. Wilczek and Seth Birnbaum, acting together and not individually, to exercise investment power, which may be revoked by Cogo Labs, Inc. at any time.

(13)

Includes (i) 38,000 shares of Class A common stock subject to options held by our executive officers and directors exercisable within 60 days following March 31, 2019, (ii) 14,312 shares of Class A common stock issuable pursuant to restricted stock units vesting within 60 days following March 31, 2019 and (iii) 1,010,116 shares of Class B common stock subject to options held by our executive officers and directors exercisable within 60 days following March 31, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2018 all required reports were filed on a timely basis under Section 16(a), except that Zachary Abrams, the managing partner of Stratim Capital, LLC, filed a Form 3 on November 19, 2018 reporting that he was a 10% stockholder as of June 28, 2018; John Wagner and David Mason each filed Forms 3 on June 27, 2018 that incorrectly reported that they each owned 96,000 shares of Class A common stock instead of 96,000 shares of Class B common stock; Zachary Abrams filed a Form 4 on November 19, 2018 reporting his purchases of 5,000 shares and 12,000 shares, respectively, of Class A common stock on June 28, 2018 and September 5, 2018, respectively; Shimrit Markette filed a Form 4 on December 26, 2018 reporting her acquisition of 25,000 shares of Class A common stock on November 6, 2018; Edward Hammond filed a Form 4 on January 3, 2019 reporting the conversion on December 19, 2018 of 43,400 shares of Class B common stock into 43,400 shares of Class A common stock; Edward Walker filed a Form 4 on January 3, 2019 reporting the conversion on December 13, 2018 of 50,680 shares of Class B common stock into 50,680 shares of Class A common stock; and Jonathan Shapiro filed a Form 4 on January 10, 2019 reporting the conversion on December 13, 2018 of 154,064 shares of Class B common stock into 154,064 shares of Class A common stock.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation paid to our chief executive officer and each of our two other most highly compensated executive officers for the years ended December 31, 2017 and 2018. We refer to these individuals as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock awards ($)(1)	Option awards ($)(1)	All other compensation ($)		Total ($)
Seth Birnbaum	2018	250,000	—		11,520,000	—	745	(2)	11,770,745
President and Chief Executive Officer	2017	250,000	—		—	—	1,000	(3)	251,000
Tomas Revesz(4)	2018	250,000	—		11,520,000	—	5,274	(2)	11,775,274
Chief Technology Officer			—
David Mason	2018	300,000	100,000	(5)	1,773,868	—	6,458	(2)	2,080,326
General Counsel and Secretary	2017	295,833	—		—	—	4,500	(2)	300,333

(1)

The amounts reported represent the aggregate grant-date fair value of the stock and option grants awarded to the named executive officer during the year in question, calculated in accordance with FASB ASC Topic 718. Such grant-date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the sale of the stock or equity awards reported in this column are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. The amounts reported in this column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that may be received by the named executive officers in connection therewith.

(2)	Consists of matching 401(k) contributions and company paid life insurance premiums.
(3)	Consists of $1,000 paid to Mr. Birnbaum in connection with Mr. Birnbaum’s participation in EverQuote marketing materials.
(4)	Mr. Revesz was not a named executive officer for 2017. Therefore, the Summary Compensation Table includes compensation information for 2018 only.
(5)	Consists of a bonus paid to Mr. Mason upon completion of our IPO.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding stock awards held as of December 31, 2018 by our named executive officers.

Name	Grant Date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Seth Birnbaum	1/11/2016	(2)	84,668	155,556	$6.89	1/10/2026
	6/28/2018	(3)					594,286	$2,484,115
Tomas Revesz	1/11/2016	(2)	75,556	155,556	$6.89	1/10/2026
	6/28/2018	(3)					594,286	$2,484,115

Name	Grant Date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
David Mason	4/2/2014	(4)	40,632	—	$1.61	4/1/2024
	1/11/2016	(5)	10,000	10,000	$6.89	1/10/2026
	10/4/2016	(6)					76,000	$317,680
	6/28/2018	(7)					25,189	$105,290
	6/28/2018	(8)					28,788	$120,334
	8/1/2018	(9)					46,875	$195,938

(1)	The value of equity awards is based on the closing price of our Class A common stock on the Nasdaq Select Market on December 31, 2018.
(2)

The shares of our Class B common stock subject to this option are scheduled to vest in equal monthly installments over six years commencing on the last day of the first full calendar month immediately following November 1, 2015, subject to continued service with us through each applicable vesting date.

(3)

These restricted stock units, representing the right to receive an equal number of shares of our Class A common stock, are scheduled to vest in equal quarterly installments over seven years from the grant date, subject to continued service with us through each applicable vesting date, with the first installment having vested on September 28, 2018.

(3)

One-fourth (1/4) of the shares of our Class B common stock subject to this option vested on September 30, 2018, and the balance is scheduled to vest in 36 equal monthly installments thereafter, subject to continued service with us through each applicable vesting date. Upon a sale event, as defined in our 2008 Stock Incentive Plan, 50% of the then unvested shares shall immediately vest.

(4)	The shares of Class B common stock underlying this incentive stock option award are fully vested as of February 28, 2019.
(5)

The shares of our Class B common stock subject to this option are scheduled to vest in equal monthly installments over six years commencing on the last day of the first full calendar month immediately following December 1, 2015, subject to continued service with us through each applicable vesting date.

(6)

These restricted stock units, representing the right to receive an equal number of shares of Class B common stock, started to vest on December 24, 2018 as to an amount equal to 96,000 multiplied by a fraction, the numerator of which is the number of full months since February 3, 2018 that Mr. Mason has provided services to us and the denominator of which is 48, and the balance of these restricted stock units will vest in equal monthly installments thereafter such that 100% of the restricted stock units will vest as of January 31, 2022, subject to continued service with us through each applicable vesting date. Additionally, these restricted stock units will accelerate and vest in full if (A) within 12 months following a sale event, as defined in our 2008 Stock Incentive Plan, Mr. Mason is terminated by us without cause or by Mr. Mason for good reason, each as defined in Mr. Mason’s employment agreement, or there is a material diminution of Mr. Mason’s position, duties, authority or responsibilities or (B) such termination or diminution occurs within 6 months prior to such sale event.

(7)

These restricted stock units, representing the right to receive an equal number of shares of our Class A common stock, are scheduled to vest in equal quarterly installments over four years from the grant date, subject to continued service with us through each applicable vesting date, with the first installment having vested on September 28, 2018.

(8)

These performance stock units, representing the right to receive an equal number of shares of our Class A common stock, are scheduled to vest in equal annual installments over four years from the grant date, subject to (i) continued service with us through each applicable vesting date and (ii) with respect to the performance stock units scheduled to vest in each annual installment, our achievement of annual revenue growth and variable marketing dollar growth of at least 20% over the immediately preceding year, and measured at the time of filing our annual report on Form 10-K with the SEC.
(9)

These restricted stock units, representing the right to receive an equal number of shares of our Class A common stock, are scheduled to vest in equal quarterly installments over four years from the grant date, subject to continued service with us through each applicable vesting date, with the first installment having vested on November 1, 2018.

Potential Payments upon Termination or Change in Control

Upon or in anticipation of a sale event, the 2008 Stock Incentive Plan and all outstanding awards under the 2008 Stock Incentive Plan shall terminate upon the effective date of such sale event, unless provision is made otherwise in connection with the sale event in the sole discretion of the parties to the sale event. Upon such termination of the 2008 Stock Incentive Plan, each participant under the plan may exercise all vested options, including those that will become vested upon consummation of the sale event, within a specified period of time prior to the sale event. Our board of directors has sole discretion to cancel any award in exchange for cash and/or consideration as calculated under the plan, provided that, if the fair market value per share of common stock on the date of the change in control does not exceed the exercise price, our board of directors may cancel that award without any payment.

Under our 2018 Equity Incentive Plan, our board of directors may provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part, in connection with (a) any merger or consolidation of the company with or into another entity as a result of which all of the common stock of the company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the common stock of the company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the company. Further, under our 2018 Equity Incentive Plan, our board of directors has complete discretion to cause any award to become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

Employment Offer Letters and Agreements

Seth Birnbaum

On August 27, 2010, we entered into an offer letter with Seth Birnbaum, who currently serves as our president and chief executive officer. The offer letter provides for Mr. Birnbaum’s at-will employment, beginning August 27, 2010, and sets forth his initial annual base salary, an initial sign-on bonus of $6,250, target bonus and initial option grants, as well as his eligibility to participate in our benefit plans generally. Mr. Birnbaum’s current annual base salary is $250,000. Mr. Birnbaum is subject to our standard Employee Agreement Regarding Inventions, Confidentiality and Non-Competition pursuant to which Mr. Birnbaum is subject to covenants for confidentiality in perpetuity, non-solicitation of employees and customers for 24 months post-termination and non-competition for 18 months post-termination.

Tomas Revesz

On August 31, 2010, we entered into an offer letter with Tomas Revesz, who currently serves as our chief technology officer. The offer letter provides for Mr. Revesz’s at-will employment, beginning September 6, 2010, and sets forth his initial annual base salary, an initial sign-on bonus of $11,250, target bonus and initial option grants, as well as his eligibility to participate in our benefit plans generally. Mr. Revesz’s current annual base salary is $250,000. Mr. Revesz is subject to our standard Employee Agreement Regarding Inventions, Confidentiality and Non-Competition pursuant to which Mr. Revesz is subject to covenants for confidentiality in perpetuity, non-solicitation of employees and customers for 24 months and 12 months, respectively, post-termination and non-competition for 18 months post-termination.

David Mason

On February 3, 2014, we entered into an employment agreement with David Mason, who currently serves as our general counsel and secretary. The employment agreement provides for Mr. Mason’s at-will employment, beginning February 3, 2014, and sets forth his initial annual base salary as well as his eligibility to participate in our benefit plans generally. Mr. Mason’s current annual base salary is $300,000. Mr. Mason is subject to an employee non-disclosure, non-solicitation and invention assignment agreement. In the event that Mr. Mason’s employment with us is terminated without cause or he resigns for good reason, each as defined in his employment agreement, then, subject to and contingent upon Mr. Mason’s execution, delivery and non-revocation (if applicable) of a general release in a form satisfactory to us within 60 days after the termination date, Mr. Mason shall be entitled to receive, among other things, (i) payments equal to his annual base salary, payable in accordance with our normal payroll practices, over the 12 months following his termination date, (ii) acceleration of unvested equity pursuant to the terms of Mr. Mason’s stock option agreements or other equity award agreements and (iii) continuation of welfare benefit plans for 12 months following his termination date.

Equity Compensation Plan Information

Our equity compensation plan consists of our 2008 Stock Incentive Plan and our 2018 Equity Incentive Plan. Prior to our IPO, we granted awards under the 2008 Stock Incentive Plan. Following our IPO, any remaining shares available for issuance under our 2008 Stock Incentive Plan were added to the shares reserves under our 2018 Equity Incentive Plan.

The following table shows certain information concerning all of our equity compensation plans in effect as of December 31, 2018:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
2008 Stock Incentive Plan	3,292,427	$6.19	—
2018 Equity Incentive Plan	144,046	0.72	583,082
Equity compensation plans not approved by security holders	—	—	—
Total	3,436,473	$6.91	583,082

(1)

The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.

Retirement Benefits

We maintain a retirement plan for the benefit of our employees, including our named executive officers. The plan is intended to qualify as a tax-qualified 401(k) plan so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions). The 401(k) plan provides that each participant may contribute up to an annual statutory limit. Participants who are at least 50 years old can also contribute additional amounts based on statutory limits for “catch-up” contributions. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee as directed by participants.

Employee Benefits and Perquisites

Our named executive officers are eligible to participate in our health and welfare plans to the same extent as all full-time employees. In addition, for a limited period of time during 2018 we paid the cost of a dedicated company car and driver to be used for business purposes, which, subject to availability, was available to our executive officers for personal use.

DIRECTOR COMPENSATION

Under our non-employee director compensation program, which our board of directors approved in May 2018 and became effective as of immediately prior to the commencement of trading of our Class A common stock on the Nasdaq Global Market, non-employee directors that are not affiliated with Link Ventures receive the cash compensation set forth below, and on the date of the first board meeting held on or after the date of each annual meeting of our stockholders, each non-employee director that is not affiliated with Link Ventures will be granted restricted stock units with respect to the number of shares of Class A common stock determined by dividing $125,000 by the closing price of our Class A common stock on the Nasdaq Global Market on the date of grant. Unless otherwise provided at the time of grant, and subject to the non-employee director’s continued service as a director, each such restricted stock unit will vest with respect to 100% of the shares subject thereto on the earlier of the first anniversary of the grant date and the date of our next annual meeting of stockholders and, in the event of a change in control of our company, the vesting of such restricted stock units will accelerate in full.

Each non-employee director that is not affiliated with Link Ventures is eligible to receive compensation for his or her service on our board of directors or the audit committee of our board of directors, consisting of annual cash retainers paid quarterly in arrears, as follows:

Position	Retainer
Board member	$30,000
Audit committee chair	20,000
Audit committee member	10,000

The following table sets forth information regarding compensation earned by our non-employee directors during the year ended December 31, 2018.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)(3)	Option awards ($)(3)(4)	Total ($)
David Blundin	$—	$—	$—	$—
Sanju Bansal	$20,330	$124,992	$—	$145,322
John Lunny	$15,247	$124,992	$—	$140,239
George Nebel	$25,412	$124,927	$—	$150,339
John Shields	$20,330	$124,927	$—	$145,257
Mira Wilczek	$—	$—	$786,334	$786,334

(1)

Our non-employee director compensation program was adopted in May 2018 and became effective as of immediately prior to the commencement of trading of our Class A common stock on the Nasdaq Global Market. The fees earned by our non-employee directors in 2018 represent a pro rata portion of the annual cash retainers discussed above.

(2)

The values disclosed represent the aggregate grant date fair value of restricted stock units granted to the director, calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock unit grants reported in this column are set forth in the notes to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(3)	The following table sets forth, with respect to each of our non-employee directors, the aggregate number of stock awards and the aggregate number of option awards outstanding as of December 31, 2018:

Name	Stock awards (#)	Option awards (#)
David Blundin	—	—
Sanju Bansal	6,944	20,000

Name	Stock awards (#)	Option awards (#)
John Lunny	6,944	20,000
George Nebel	11,992	—
John Shields	11,992	—
Mira Wilczek	—	25,333

(4)

The values disclosed represent the aggregate grant date fair value of options to purchase shares granted to Ms. Wilczek calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the option grants reported in this column are set forth in the notes to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December  31, 2018.

Limitation of Liability and Indemnification

Our restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our restated certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors or executive officers.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors. We have agreed that we will be the indemnitor of “first resort,” however, with respect to any claims against these directors for indemnification claims that are indemnifiable by both us and their employers. Accordingly, to the extent that indemnification is permissible under applicable law, we will have full liability for such claims (including for the advancement of any expenses) and we have waived all related rights of contribution, subrogation or other recovery that we might otherwise have against these directors’ employers.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our capital stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

RELATED PERSON TRANSACTIONS

Other than compensation arrangements for our executive officers and directors which are described elsewhere in this proxy statement, below we describe transactions since January 1, 2018 to which we were or will be a participant and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Agreements with Entities Affiliated with Link Ventures

Cogo Labs, Inc., or Cogo Labs, a wholly owned subsidiary of Link Equity Partners, LLC, which is wholly owned by David Blundin, and various other affiliates and subsidiaries of Link Ventures, LLLP provide a range of marketing-related services to us, including email advertising, search engine marketing and market research data sharing services.

We are also party to various data license and marketing services agreements with Cogo Labs, AMN, Reference Advisor, LLC, Cognius, LLC, Meta42 LLC, Nufit Media, Inc., Jobcase, Inc. (formerly known as Percipio Media) and Tenizen, Inc., each of which is a direct or indirect subsidiary of Link Ventures, LLLP, whereby each such entity provides marketing services to us by delivering EverQuote-related advertisements through websites, social media platforms, emails and other marketing campaigns.

We believe that the terms and conditions of each of these agreements are no less favorable to us than those that could be obtained in arms-length dealings. Pursuant to these agreements, we paid an aggregate of approximately $8.7 million in 2018 to Link Ventures and entities affiliated with Link Ventures.

Office Space Agreement with Cogo Labs

In October 2016, we entered into a license agreement with Cogo Labs to license a portion of office space leased by Cogo Labs from the landlord at 210 Broadway, Cambridge, Massachusetts. Under the terms of the license, we agreed to pay Cogo Labs $500 per occupied desk, plus reimbursement for snacks and lunches. In June 2018, we entered into a new license agreement with Cogo Labs, where we agreed to license between 1,250 and 2,250 square feet of office space, plus a pro rata portion of shared space, for a license fee between $13,250 and $18,000 per month. The June 2018 license agreement superseded the October 2016 license agreement in its entirety. During 2018, we paid approximately $150,000 to Cogo Labs under the October 2016 license agreement and the June 2018 license agreement. Between January 1, 2019 and March 23, 2019, we paid approximately $36,000 to Cogo Labs under the June 2018 license agreement. On March 24, 2019, we began to lease directly from our landlord the space previously occupied by Cogo Labs at 210 Broadway and we and Cogo Labs terminated the June 2018 license agreement. Since we did not yet have a need for the entirety of the space, we agreed to license approximately 5,000 square feet to Cogo Labs, commencing on March 24, 2019 and ending on December 31, 2019, for $29,200 per month. Cogo Labs can terminate this license at any time on 45 days advance notice.

Registration Rights

We are a party to an investors’ rights agreement, originally entered into in August 2008 and most recently amended and restated in June 2016, with certain holders of our Class B common stock and certain holders of our preferred stock, including entities affiliated with Link Ventures and Stratim Capital. The investors’ rights agreement provides these holders the right to demand that we file a registration statement or request that their shares be included in a registration statement that we are otherwise filing. Pursuant to the investors’ rights agreement, we are required to pay all registration expenses and indemnify these holders with respect to each registration of registrable shares that is effected.

Indemnification Agreements

Our restated certificate of incorporation provides that we will indemnify our officers and directors to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers. See “Executive Compensation—Limitation of Liability and Indemnification.”

Stock Purchase

Pursuant to a directed share program offered in connection with our IPO, the brother of Zachary Abrams, managing director of Stratim Capital, LLC, acquired 12,000 shares of our Class A common stock for $216,000.

TRANSACTION OF OTHER BUSINESS

Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. We must receive notice of proposals of stockholders (including director nominations) intended to be presented at the 2020 annual meeting of stockholders but not included in the proxy statement by March 13, 2020, but not before February 12, 2020. However, in the event the 2020 annual meeting of stockholders is scheduled to be held on a date before May 12, 2020, or after August 10, 2020, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. A stockholder must give written notice of such proposals to our Secretary at 210 Broadway, Cambridge, MA 02139. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected, and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements for the Annual Meeting required a stockholder’s notice to be delivered to our Secretary at the address set forth above not later than the close of business on April 28, 2019 in order to be timely.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2020 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than January 1, 2020. Such proposals must be delivered to our Secretary, c/o EverQuote, Inc., 210 Broadway, Cambridge, MA 02139.

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 10, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS EVERQUOTE, INC. 210 BROADWAY If you would like to reduce the costs incurred by our company in mailing proxy materials, CAMBRIDGE, MA 02139 you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 10, 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below.    0 0 0 1. Election Of Directors    Nominees 01. David Blundin 02. Sanju Bansal 03. Seth Birnbaum 04. Paul Deninger 05. John Lunny 06. George Neble 07. John Shields 08. Mira Wilczek The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm    0 0 0    for the fiscal year ending December 31, 2019. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com EVERQUOTE, INC. Annual Meeting of Stockholders Tuesday, June 11, 2019, 10:00 AM Eastern Time Offices of Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 This proxy is solicited by the Board of Directors The undersigned stockholder hereby appoints Seth Birnbaum, John Wagner and David Mason, or any of them, each with the power of substitution, and hereby authorizes them to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of EverQuote, Inc. to be held on June 11, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of directors in Proposal 1 and FOR Proposal 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.    R1.0.1.18 _ 2 0000423260 Continued and to be signed on reverse side